Exhibit 4(a)
DESCRIPTION OF PARAMOUNT SKYDANCE CORPORATION CAPITAL STOCK
The following description of the capital stock of Paramount Skydance Corporation and certain provisions of our amended and restated certificate of incorporation (the “Charter”) and amended and restated bylaws (the “Bylaws”) are summaries and are qualified in their entirety by reference to the full text of the Charter and Bylaws and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).
Paramount Skydance Corporation has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is our Class B common stock. References herein to “we,” “us,” “our” and the “Company” refer to Paramount Skydance Corporation and not to any of its subsidiaries unless otherwise specified.
Authorized Share Capital
The authorized capital stock of the Company is 5,655,000,000 shares, consisting of:
•55,000,000 shares of our Class A common stock, $0.001 par value;
•5,500,000,000 shares of our Class B common stock, $0.001 par value; and
•100,000,000 shares of our preferred stock, $0.001 par value (the “preferred stock”).
Class A Common Stock and Class B Common Stock
The holders of all issued and outstanding shares of our Class A common stock and our Class B common stock are entitled to the same rights and powers, except as provided in the Charter as described below.
Voting Rights
Generally, subject to any prior approval by the Specified Reserved Matter Designees (as defined herein) that is required by the Charter, all matters to be voted on by our stockholders must be approved by a majority of the aggregate voting power of the shares of our capital stock having voting power present in person or represented by proxy, except as required by applicable law or the election of directors, for which a plurality of the votes cast shall be sufficient. Additionally, the affirmative vote of a majority of the outstanding shares of our Class A common stock, voting separately as a class, is required to approve the issuance of any preferred stock, or preferred stock that is convertible into or exchangeable for securities, that, in the aggregate with all other outstanding shares of preferred stock, have the ability to elect a number of directors constituting a majority of our Board of Directors (the “Board”).
Holders of our Class A common stock are entitled to one vote per share with respect to all matters on which the holders of our common stock are entitled to vote. Holders of our Class B common stock do not have any voting rights, except as required by applicable law.
The Charter provides that, subject to any prior approval by the Specified Reserved Matter Designees that is required by the Charter, any action required or permitted to be taken by our stockholders may be effected by the written consent of the holders of our outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Dividends
Holders of our Class A common stock and our Class B common stock share ratably in any cash dividend declared by our Board, subject to the rights and preferences of any outstanding preferred stock. Our Board may, at its discretion, and subject to any prior approval by the Specified Reserved Matter Designees that is required by the Charter, declare a dividend of any of our securities or of another entity, to the holders of our Class A common stock and our Class B common stock in the form of (1) a ratable distribution of identical securities to the holders of our Class A common stock and our Class B common stock or (2) a distribution of one class or series of securities to the holders of our Class A common stock and another class or series of securities to the holders of our Class B common stock; provided that the securities so distributed (or securities issuable upon the conversion or exchange thereof) do not differ in any respect other than (i) differences in their rights (other than voting rights and powers) consistent in all material respects with the differences between our Class A common stock and our Class B common stock and (ii) differences in their relative voting rights and powers, with the holders of our Class A common stock receiving the class or series of such securities having the higher relative voting rights or powers (without regard to whether such voting rights or powers differ to a greater or lesser extent than the corresponding differences in the voting rights or powers of our Class A common stock and our Class B common stock provided in the Charter).
Conversion
Each share of our Class A common stock is convertible at any time at the option of the holder of such share into 1.5 shares (such ratio is subject to adjustment in connection with any subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, exchange of shares or other like change with respect to our Class A common stock or our Class B common stock) of our Class B common stock (rounded to the nearest whole share). We will at all times reserve and keep available out of our authorized but unissued shares of our Class B common stock, solely for the purpose of effecting the conversion of the shares of our Class A common stock, as applicable, such number of shares of our Class B common stock as will from time to time be sufficient to effect the conversion of all then-outstanding shares of our Class A common stock into shares of our Class B common stock or will take such corporate action as may be necessary to increase its authorized but unissued shares of our Class B common stock to such number of shares as will be sufficient for such purpose.
Liquidation Rights
In the event of a liquidation, dissolution or winding-up of the Company, all holders of our common stock, regardless of class, will be entitled to share ratably in any assets available for distributions to holders of our common stock subject to the preferential rights of any outstanding preferred stock.
Restrictions on Stock Ownership and Transfer; Redemption by the Company
The Charter provides that we may restrict the ownership and transfer of, or redeem, shares of our capital stock in order to ensure compliance with, or prevent the applicability of limitations imposed by, the requirements of federal communications laws and regulations applicable to specified types of media companies.
Preemptive Rights
Shares of our Class A common stock and our Class B common stock do not entitle a holder to any preemptive rights enabling a holder to subscribe for or receive shares of stock of any class or any other securities convertible into shares of our stock of any class. Our Board has the power to issue shares of authorized but unissued Class A common stock and Class B common stock without further stockholder action, subject to the requirements of applicable law and stock exchanges as well as the rights defined as “Specified Reserved Matters” in the Charter. The number of authorized shares of our Class A common stock and our Class B common stock may be increased with the approval of the holders of a majority of the outstanding shares of our Class A common stock and without any action by the holders of our Class B common stock.
Preferred Stock
The Charter provides that we may not issue any preferred stock, or preferred stock that is convertible into or exchangeable for securities, that, in the aggregate with all other outstanding shares of preferred stock, have the ability to elect a number of directors constituting a majority of our Board unless the issuance of such preferred stock will have been approved by the holders of a majority of the outstanding shares of our Class A common stock, voting separately as a class. Subject to these limitations, our Board may authorize the issuance of preferred stock in one or more series and fix by resolution the voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of each series. The issuance of shares of preferred stock under our Board’s authority described above may adversely affect the rights of the holders of our common stock. For example, preferred stock issued by us may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of our common stock. Accordingly, the issuance of shares of preferred stock may adversely affect the market price of our common stock.
Warrants
We have issued warrants to purchase up to 200 million shares of our Class B common stock. Each warrant initially entitles the holder to purchase one share of our Class B common stock at an initial exercise price equal to $30.50 per share, with such underlying stock and exercise price subject to customary anti-dilution adjustments set forth in the Warrant Agreement (as defined herein), for a term of five years starting from the date of issuance of such warrants and exercisable at any time after the date of such issuance. The warrants were issued pursuant to a warrant agreement (the “Warrant Agreement”) entered into on August 7, 2025.
The exercise price of the warrants, and the number of shares of our Class B common stock issuable upon exercise thereof, are subject to customary anti-dilution adjustment under certain circumstances, including if we (a) pay any dividend or make a distribution in cash to holders of our Class B common stock, (b) pay any dividend or make a distribution on our Class B common stock in Class B common stock, (c) split or recapitalize our outstanding Class B common stock into a greater number of shares of Class B common stock or (d) combine or recapitalize the outstanding Class B common stock into a smaller number of shares of Class B common stock.
If there occurs any (1) specified recapitalization, reclassification or change of our Class B common stock, (2) consolidation, merger, combination or binding or statutory share exchange involving us, (3) sale, lease or other transfer of all or substantially all of our and our subsidiaries’ assets, taken as a whole, to any person or (4) other similar event as a result of which, in any case, our Class B common stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (in each case, “reference property”), then from and after the effective time of such transaction, the consideration due upon exercise of any warrant will be determined in the same manner as if each reference to any number of shares of our Class B common stock were instead a reference to the same number of units of reference property that one share of our Class B common stock would be entitled to receive in such transaction.

The warrants may be exercised by a holder by paying the exercise price in cash or on a cashless basis. No fractional shares will be issued upon exercise of a warrant. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay cash in lieu of any such fractional share.
The warrant holders do not have the rights or privileges of holders of our Class B common stock or any voting rights until they exercise their warrants and receive shares of our Class B common stock.
Defined Terms
Solely for purposes of the foregoing “—Rights of Certain Equity Investors” and “—Anti-Takeover Provisions of the Charter and Bylaws” below, the following defined terms will have the meanings set forth below:
“Change of Control Event” means any transaction involving (a) the sale, transfer, or other disposition of all or substantially all of our assets (determined on a consolidated basis), (b) the merger or consolidation of us with or into another entity (except a merger or consolidation in which the holders of our capital stock immediately prior to such merger or consolidation continue to hold at least 50% of our then-outstanding voting securities (or voting securities of the surviving or acquiring entity)), (c) any Person (as defined herein) or group of Persons within the meaning of Section 13(d)(3) of the Exchange Act becomes the beneficial owner, directly or indirectly, of 50% or more of our then-outstanding voting securities, or (d) the closing of the transfer (whether by merger, consolidation, or otherwise), in one transaction or a series of related transactions, to a Person or group of affiliated Persons (other than an underwriter of our securities), of our securities if, after such closing and as a result of such closing, such Person or group of affiliated Persons would hold 50% or more of our then-outstanding voting securities (or voting securities of the surviving or acquiring entity); provided, however, that there will not be a Change of Control Event if: (i) the purpose of a transaction is to change our state of incorporation; (ii) the purpose of a transaction is to create a holding company that will be owned in substantially the same proportions by the Persons who held our securities immediately prior to such transaction; or (iii) one or more controlled affiliates of Ellison becomes the beneficial owner of 50% or more of the then-outstanding voting securities.
“Ellison” means, collectively, (i) The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended, Pinnacle Media Ventures, LLC, Pinnacle Media Ventures II, LLC, Pinnacle Media Ventures III, LLC, Hikouki, LLC, Aozora, LLC and Furaito, LLC; (ii) Lawrence Ellison; (iii) David Ellison; (iv) any Permitted Entity of a Person identified in clause (i), (ii) or (iii); (v) any Family Member of Lawrence Ellison or David Ellison; and (vi) any affiliate of the foregoing, in each case, that holds shares of our common stock; provided that any right, obligation or action that may be exercised or taken at the election of Ellison may be taken at the election of such Persons acting by a majority of shares held by such Persons or any Persons designated by any of them.
“Ellison Designee” means an individual nominated for election to our Board by Ellison and designated as an “Ellison Designee” pursuant to the Charter.
“Family Member” means, with respect to any natural person, the spouse, domestic partner or spousal equivalent, parents, grandparents, lineal descendants (including adopted persons, but only so long as they are adopted while a minor), siblings, and lineal descendants of siblings of such natural person. “Family Member” further includes any of such natural person’s family members as defined in Rule 701 of the Securities Act of 1933, as amended (the “Securities Act”).

“Low-Vote Designee” means an individual nominated for election to our Board by Ellison designated as a “Low-Vote Designee” by Ellison or who Ellison has not designated as either an “Ellison Designee” or a “Low-Vote Designee,” in each case, pursuant to the Charter.
“Necessary Action” means all actions (to the extent such actions are not prohibited by applicable law and are within our control, and in the case of any action that requires a vote or other action on the part of our Board to the extent such action is consistent with fiduciary duties that our directors may have in such capacity) necessary to cause such result, including (i) calling meetings of stockholders or soliciting written consents of stockholders (as permitted by the Charter), (ii) assisting in preparing or furnishing forms of ballots, proxies, consents or similar instruments, if applicable, in each case, with respect to shares of our common stock, and facilitating the collection or processing of such ballots, proxies, consents or instruments, (iii) executing agreements and instruments, (iv) making, or causing to be made, with any government, governmental department or agency, or political subdivision thereof, all filings, registrations, or similar actions that are required to achieve such result, and (v) nominating or appointing, or taking steps to cause the nomination or appointment of, certain persons (including to fill vacancies) and providing the highest level of support for the election or appointment of such persons to our Board or any committee thereof, including in connection with our annual or special meeting of stockholders.
“Original Ownership Percentage” means, in respect of any Specified Stockholder (as defined herein), the percentage determined by the quotient of (a) the number of shares of our common stock held by such Specified Stockholder and its Permitted Transferees (as defined herein) as of the time of determination divided by (b) the total number of shares of our common stock held by such Specified Stockholder as of immediately following the consummation of the Transactions (as defined herein).
“Ownership Percentage” means, in respect of any Specified Stockholder, the percentage determined by the quotient of (a) the number of shares of our common stock held by such Specified Stockholder divided by (b) the total number of shares of our common stock issued and outstanding, in each case, at the time of such determination.
“Permitted Entity” means, with respect to a Specified Stockholder, Lawrence Ellison or David Ellison: (a) a Permitted Trust (as defined herein) solely for the benefit of (i) such Person, (ii) one or more Family Members of such Person, and/or (iii) any other Permitted Entity of such Person; (b) any affiliate of, or general partnership, limited partnership, limited liability company, corporation, or other entity that (i) directly or indirectly controls, is controlled by, or is under common control with such Person, and/or (ii) is directly or indirectly exclusively owned by one or more Family Members of such Person; (c) a revocable living trust, which revocable living trust is itself both a Permitted Trust and a Specified Stockholder, (i) during the lifetime of the natural person grantor of such trust, or (ii) following the death of the natural person grantor of such trust, solely to the extent that such shares are held in such trust pending distribution to the beneficiaries designated in such trust; and (d) the personal representative of the estate of such Person upon the death of such Person solely to the extent the executor is acting in the capacity as a personal representative of such estate.
“Permitted Transferee” means (a) a Family Member of a Specified Stockholder, (b) a Permitted Entity of a Specified Stockholder, (c) in the case of Ellison, any Equity Investor (as defined in the Transaction Agreement (as defined herein)) and (d) in the case of any Specified Stockholder that is not Ellison, Ellison.
“Permitted Trust” means a bona fide trust where each trustee is (a) a Specified Stockholder, Lawrence Ellison or David Ellison, (b) a Family Member of a Specified Stockholder, Lawrence Ellison or David Ellison, or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, and bank trust departments.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable law, or any governmental authority or any department, agency, or political subdivision thereof.
“RedBird” means, collectively, (i) RB Tentpole Holdings LP (so long as RB Tentpole Holdings LP is managed or controlled by affiliates of RedBird Capital Partners Management LLC) and (ii) any affiliates of RedBird Capital Partners Management LLC (including any investment vehicle managed and controlled by RedBird Capital Partners Management LLC), in each case, that hold shares of our common stock at the time of determination; provided, for purposes of the Charter, that any right, obligation or action that may be exercised or taken at the election of RedBird may be taken at the election of such Persons acting by a majority of shares held by such Persons or any Persons designated by any of them.
“RedBird Designee” means an individual nominated for election to our Board by RedBird pursuant to the Charter.
“Specified Other Reserved Matter Designees” means: (a) if (and only if) Ellison has an Original Ownership Percentage of at least 20% and an Ownership Percentage of at least 5%, a majority of the Ellison Designees (if any) and Low-Vote Designees; and (b) if (and only if) RedBird has an Original Ownership Percentage of at least 20% and an Ownership Percentage of at least 5%, one RedBird Designee.
“Specified Reserved Matter Designees” means (a) if (and only if) Ellison has the right to nominate at least two directors to our Board, a majority of the Ellison Designees (if any) and Low-Vote Designees; and (b) if (and only if) RedBird has the right to nominate at least two directors to our Board, one RedBird Designee.
“Specified Stockholder Designee” means an individual nominated for election to our Board by a Specified Stockholder pursuant to the Charter.
“Specified Stockholders” means, collectively, Ellison and RedBird.
“Transaction Agreement” means the Transaction Agreement, dated as of July 7, 2024, by and among Skydance Media, LLC, Paramount Global, Paramount Skydance Corporation, Pluto Merger Sub, Inc., Pluto Merger Sub II, Inc., Sparrow Merger Sub, LLC, and each of the Upstream Blocker Holders (as defined therein).
“Transactions” means, collectively, the transactions contemplated by the Transaction Agreement, the Neptune Stock Purchase Agreement and the Subscription Agreements (each as defined in the Transaction Agreement).
Rights of Certain Equity Investors
Board Nominations
The Charter provides that we will take all Necessary Action (as defined in the Charter) to cause the slate of nominees recommended by us for election as directors to be consistent with the following: (i) (A) for so long as Ellison has an Original Ownership Percentage of at least 50%, Ellison will be entitled to nominate five individuals for election to our Board, and will have the right to designate each of them as either an Ellison Designee or a Low-Vote Designee; (B) for so long as Ellison has an Original Ownership Percentage of at least 25% but less than 50%, Ellison will be entitled to nominate three Low-Vote Designees for election to our Board; and (C) for so long as Ellison has an Ownership Percentage of at least 5% but an Original Ownership Percentage less than 25%, Ellison will be entitled to nominate two Low-Vote

Designees for election to our Board; and (ii) for so long as RedBird has an Original Ownership Percentage of at least 50%, RedBird will be entitled to nominate two RedBird Designees for election to our Board. RedBird will maintain the right to nominate one RedBird Designee for election to our Board for so long as it has an Ownership Percentage of at least 5%. RedBird’s right to nominate one or more individuals for election to our Board, along with the right to remove, replace or otherwise designate any director of our Board, is personal to RedBird and may not be assigned or delegated to any Person (by contract or otherwise).
The Charter provides that until the first date on which Ellison is no longer entitled to nominate for election to our Board any Ellison Designee or Low-Vote Designee, Ellison will have the right to designate the chairperson of our Board (the “Chair”). The Chair is initially David Ellison. The Charter provides that David Ellison will serve an initial term as Chair until the earlier of (i) two years following the consummation of the Transactions and (ii) his death, resignation or incapacitation. Any vacancy in the Chair will be filled by Ellison; provided that if the designation for Chair is neither David Ellison nor Lawrence Ellison, the filling of any such vacancy will also require the approval of at least one RedBird Designee for so long as RedBird has an Original Ownership Percentage of at least 50%.
In the event that David Ellison no longer serves as our chief executive officer, then we will cause our then-serving chief executive officer to be nominated for election to our Board. We will cause the nomination of our president for election to our Board. We will cause the nomination of up to three independent directors based on the recommendation of our nominating and corporate governance committee to the extent required by stock exchanges and applicable law.
Board Voting
Except as otherwise provided in the Charter or Bylaws or as required by applicable law or the requirements of any national stock exchange, any action of our Board (or any committee thereof) requires approval by the affirmative vote of directors holding a majority of the voting power of the directors (or a majority of the voting power of the directors on such committee, as applicable) at a meeting at which a quorum is present. The Charter provides that each director (except for the Ellison Designees, but including any Low-Vote Designee) is entitled to one vote; provided that, for so long as Ellison holds an Original Ownership Percentage of at least 50%, each Ellison Designee (which will not include any Low-Vote Designee) will have a number of votes on any matter presented to our Board (or any committee thereof) equal to one more than the total number of directors on our Board or committee thereof, as applicable. If Ellison ceases to have an Original Ownership Percentage of at least 50%, then each Ellison Designee will be entitled to one vote.
Specified Reserved Matters
The Charter provides that, in addition to any other approval of our stockholders or our Board required by the Charter, the Bylaws or applicable law, until the first date on which none of the Specified Stockholders have the right to nominate two or more Specified Stockholder Designees for election to our Board, the prior approval (by vote or written consent) of the Specified Reserved Matter Designees (as applicable) will be required for us to, either directly or indirectly by merger, consolidation, division, operation of law, or otherwise, take any of the following actions:
(a)issue any shares of our common stock (subject to certain exceptions described in the Charter, including any issuance of shares of our common stock which, in the aggregate, represent less than 5% of the then-outstanding shares of our common stock for a bona fide capital raising purpose in any 90-day period);

(b)incur, assume or guarantee (subject to certain exceptions described in the Charter) any indebtedness for borrowed money that would cause our Pro Forma Leverage Ratio (as defined in our then-effective credit agreement or, if not defined therein, as set forth in the Charter) to be greater than 4-to-1;
(c)enter into a binding agreement contemplating, or otherwise consummating, a Change of Control Event;
(d)make a contribution to certain joint ventures of assets that generated more than 20% of our Consolidated EBITDA (as defined in our then-effective credit agreement or, if not defined therein, as set forth in the Charter) over the 12-month period ended as of the final day of our most recently completed fiscal quarter for which financial statements are available; or
(e)make certain acquisitions, dispositions and investments, in each case, having a value or for a purchase price (inclusive of any debt and debt-like items paid off or assumed by the acquirer in such a transaction), in excess of $250 million.
The Charter also provides that, in addition to any other approval of our stockholders or our Board required by the Charter, the Bylaws or applicable law, until the first date on which none of the Specified Stockholders have an Original Ownership Percentage of 20% or more, the prior approval (by vote or written consent) of the Specified Other Reserved Matter Designees will be required for us to, either directly or indirectly by merger, consolidation, division, operation of law, or otherwise, take any of the following actions:
(a)implement any amendments to the Charter that would adversely affect the rights (economic or otherwise) of a Specified Stockholder under the Charter in a manner that is disproportionate as compared to the effect on the other Specified Stockholders or other holders of our common stock, as applicable;
(b)other than in accordance with the Charter or Bylaws, (i) purchase, redeem, acquire or repurchase any shares of our common stock or other equity interests of us (other than a pro rata purchase or offer made to all holders of the applicable equity interests or pursuant to a customary employee stock purchase plan or similar stock purchase plan, employment or service agreement, restrictive covenant agreement, or employee equity plan) or (ii) declare or pay any dividend of any of our securities or of any other corporation, limited liability company, partnership, joint venture, trust or other legal entity (other than distributions or dividends made pro rata to all holders of the applicable securities and other than any dividends or distributions between us and any of our wholly-owned subsidiaries); or
(c)subject to certain exceptions described in the Charter, enter into any Related Party Transaction (as defined in the Charter) with a value or consideration in excess of $25 million.
Anti-Takeover Provisions of the Charter and Bylaws
Provisions of the Charter and Bylaws, in addition to those relating to the voting rights of our Class A common stock and the exclusive right of the Specified Stockholders to remove their respective director designees, may have the effect of delaying, deferring or preventing a change in control of the Company or changes in our management. These include provisions that:
•authorize our Board to provide for the issuance, without stockholder approval, of up to 100 million shares of preferred stock with rights fixed by our Board (subject to certain limitations set forth in the Charter), which rights could be senior to those of our common stock;

•provide that each director will be entitled to one vote; provided that, for so long as Ellison holds an Original Ownership Percentage of at least 50%, each Ellison Designee (which will not include any Low-Vote Designee), will have a number of votes on any matter presented to our Board or any committee thereof equal to one more than the total number of directors of our Board or committee thereof, as applicable;
•provide that, subject to any special rights of the holders of any series of preferred stock, a special meeting of stockholders may be called only by or at the direction of our Board, by the Chair, by our chief executive officer, or by any holder of at least 25% of the aggregate voting power of all outstanding shares of our capital stock; and
•establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to present any other proposal to be acted upon at any annual or special meeting of stockholders. We have elected in the Charter not to be subject to Section 203 of the DGCL. Subject to specified exemptions, Section 203 of the DGCL prohibits a Delaware corporation listed on a national securities exchange from engaging in a “business combination,” including mergers, consolidations, sales and leases of assets, issuances of securities and other similar transactions, with an interested stockholder (generally, a person that, together with its affiliates and associates, owns 15% or more of the corporation’s voting stock) for a period of three years after the date of the transaction in which the person became an interested stockholder. As a result of our election in the Charter to not be subject to Section 203 of the DGCL, such restrictions on business combinations under Section 203 of the DGCL are not applicable to us.
Exclusive Forum Provision of the Charter
The Charter provides that, unless our Board consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state or federal court located within the State of Delaware) is the sole and exclusive forum for:
•any derivative action or proceeding brought on behalf of us;
•any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, agents or stockholders to us or to our stockholders;
•any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or
•any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.
The Charter also provides that the federal district courts of the United States of America are the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act. Such provision is intended to benefit and may be enforced by us and our officers and directors, employees and agents. The Charter provides that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to the foregoing. Nothing in the Charter precludes stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.
Conflicts of Interest; Corporate Opportunities
The DGCL permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Charter renounces, to the maximum extent permitted from time to time by Delaware law, any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or stockholders or their respective affiliates, other than with respect to any business opportunity that is expressly offered to an exempted person solely in his or her capacity as a director of the Company. The Charter provides that, to the fullest extent permitted by law, none of Ellison, RedBird or any Equity Investor, or their respective affiliates, or any of their respective directors, principals, officers, employees, members, equityholders, and/or other representatives, including any of the foregoing who serve as our officers, all of whom are referred to herein as the exempted persons, will have any duty to refrain from (i) participating or otherwise engaging in any transaction or matter that may be an investment, corporate, business or other opportunity or offer a prospective economic or competitive advantage in which we or any of our controlled affiliates, directly or indirectly, could have an interest or expectancy, (ii) otherwise competing with us or any of our controlled affiliates, (iii) otherwise doing business or transacting with any potential or actual customer, supplier or other business relation of our or any of our controlled affiliates or (iv) otherwise employing or engaging any of our or our controlled affiliates’ officers, employees or other service providers. In addition, to the fullest extent permitted by law, in the event that any exempted person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself or its, his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. No exempted person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person engaged in any such activities. The Charter does not renounce our interest in any business opportunity that is expressly offered to an exempted person solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us if (1) we (together with our controlled affiliates) are not financially or legally able or contractually permitted to undertake it, (2) from its nature, the opportunity is not in our line of business or is of no practical advantage to us or (3) we have no interest or reasonable expectancy in such business opportunity. Neither the exempted persons nor any of their representatives have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of our subsidiaries.
Listing of Common Stock
Our Class B common stock is listed on The Nasdaq Stock Market LLC under the ticker symbol “PSKY.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is EQ Shareowner Services. EQ Shareowner Services’ address is P.O. Box 64856, St. Paul, MN 55164-0856 or 1110 Centre Pointe Curve, Suite 101, MAC N9173-010, Mendota Heights, Minnesota 55120, and its telephone number is (866) 595-1717.